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                                                                  Exhibit 4.3

                             SECURITY AGREEMENT
                             ------------------

         SECURITY AGREEMENT (as amended, supplemented or otherwise modified from time to time, the "AGREEMENT"), dated as of October 14, 2004, among Zoltek Vegyipari Reszvenytarsasag, a corporation formed under the laws of the Republic of Hungary, whose registered office is at H-2537 Nyergesujfalu, Varga Jozsef ter 1., registered by the Court of Komarom-Esztergom county acting as Court of Registration under registration No. 11-10-001447 (the "CHARGOR"), the lenders signatory hereto (each lender including their respective successors, endorsees, transferees and assigns, a "SECURED PARTY", and collectively, the "SECURED PARTIES") and Omicron Master Trust, a Bermuda business trust, as administrative agent for the Lenders under the Loan Agreement referred to below (in such capacity, the "ADMINISTRATIVE AGENT").

                            W I T N E S S E T H:
                            - - - - - - - - - -

         WHEREAS, pursuant to the credit agreement dated as of May 15, 2001, as amended, between Raiffeisen Bank Rt. whose registered office is at H-1054 Budapest, Akademia u. 6. ("RAIFFEISEN") and the Chargor, Raiffeisen has granted a credit facility ("RAIFFEISEN FACILITY") in a principal amount equal to HUF 3,155,000,000 to the Chargor and pursuant to the loan agreement dated as of March 4, 2004, as amended, between Magyar Export-Import Bank Rt. whose registered office is at H-1065 Budapest, Nagymezo u. 46-48. ("EXIMBANK") and the Chargor, Eximbank has granted a loan ("EXIMBANK FACILITY") in a principal amount equal to USD 1,600,000 to the Chargor (The Raiffeisen Facility and the Eximbank Facility collectively the "EXISTING FACILITIES").

         WHEREAS, there are Existing Liens (as defined below) in favor of Raiffeisen and certain affiliates thereof and Eximbank over certain movables, immovables and receivables of the Chargor to secure the payment obligations of the Chargor under the Existing Facilities.

         WHEREAS, Zoltek Companies, Inc., whose chief executive office is located at 3101 McKelvey Road, St. Louis, Missouri 63044 and whose U.S. Federal Tax Identification Number is 43-1311101 (the "BORROWER"), each Secured Party and the Administrative Agent desire to enter into the Loan and Warrant Agreement ("LOAN AGREEMENT") on the date hereof, pursuant to which each Secured Party agrees severally to make a loan to the Borrower in a principal amount equal to the Loan Amount (as defined below) which shall be evidenced by the issuance by the Borrower to such Secured Party of one of the Borrower's Senior Secured 7% Convertible Notes, due 42 months from issuance, in the Loan Amount owing to such Secured Party (each a "NOTE" and, collectively with each Note of each other Secured Party, the "NOTES").

         WHEREAS, in connection with the Loan Agreement and the Notes, the Chargor and each Secured Party desire to execute this Agreement, the Guarantee Agreement and the Mortgage Agreement.

         WHEREAS, the Chargor desires to repay from the Loan Amounts the loans under the Existing Facilities to the extent they are secured by the assets belonging to the Chargor's carbon fiber business, that is, USD 10,400,000 from the Raiffeisen Facility ("RAIFFEISEN PREPAYMENT") and USD 1,600,000 from the Eximbank Facility ("EXIMBANK PREPAYMENT").

         WHEREAS, as a condition of entering into the transactions contemplated by the Loan Agreement and the Notes, Raiffeisen, certain affiliates of Raiffeisen, Eximbank, the Chargor, the Secured Parties and the Administrative Agent entered into an agreement ("WAIVER AGREEMENT") on the date hereof, pursuant to which Raiffeisen, its affiliates and Eximbank agreed to deliver to the Administrative Agent certain waivers and other documents which are needed for the termination of the Existing Liens upon the Collateral (as defined below) to be encumbered by the New Liens, in accordance with the terms set forth therein.

         WHEREAS, in order to induce the Secured Parties to enter into the transactions contemplated by the Loan Agreement and the Notes, the Chargor has agreed to create Security Interests on the Collateral (as defined below) by execution of this Agreement.

         NOW, THEREFORE, in consideration of the agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

         1.       Certain Definitions.
                  -------------------

                  (a) As used in this Agreement, the following terms have the meanings specified below:

                  "AGGREGATE LOAN AMOUNTS" means the aggregate of the Loan Amounts owing to all Secured Parties set out in Schedule A attached
                                                         ----------
         hereto as inseparable part of this Agreement.

                  "CARBON FIBER SITES" has the meaning set forth in
         Section 5(c).

                  "CHARGE REGISTER" means the registry kept by the Hungarian Chamber of Notaries Public (or such other registry as from time to time applicable) for the registration of non-possessory charges on movable property.

                  "CIVIL CODE" means Act IV of 1959 of the Civil Code of the Republic of Hungary, as amended.

                  "COLLATERAL" has the meaning set forth in Section 2.

                  "GOOD INDUSTRY PRACTICE" means at any time, in respect of any person, the exercise of that degree of skill, diligence, prudence, foresight and operating practice which would reasonably and ordinarily be expected from a skilled and experienced operator in the same type of business and undertaking as such person at such time.

                  "LAND REGISTER" means the land register kept by the Land Bureaux of District Esztergom (in Hungarian: "Esztergomi Korzeti Foldhivatal").

                                     2


                  "LOAN AMOUNT" means the amount set opposite the name of each Secured Party in Schedule A attached hereto.
                               ----------

                  "OBLIGATIONS" means, with respect to each Secured Party, the due and punctual payment of (i) the Loan Amount owing to such Secured Party, having a maturity date of the 42nd month anniversary of issuance of the Note and (ii) interest (including interest on the outstanding amount of the Note at a rate 7% percent per annum payable in cash quarterly in arrears on each March 31, June 30, September 30 and December 31 or as otherwise agreed in the Note and interest on overdue amounts, whether accrued during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), when due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, and (iii) all other monetary obligations, including without limitation in respect of fees, commissions, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of the Borrower to such Secured Party under any of the Transaction Documents.

                  "PERMITTED LIENS" means the following:

                         (i) Any Liens existing on the date hereof and specifically disclosed in Schedule B attached hereto as inseparable
                                   ----------
         part of this Agreement ("EXISTING LIENS"), provided that after the
                                                    -------- ----
         10th day following the date on which the amounts of Raiffeisen Prepayment and Eximbank Prepayment have been credited in full to the accounts set forth in the Waiver Agreement ("SPECIFIED DATE"):

                         (x) all Existing Liens specified in Sections 1 and 2 (other than those specified in Sections 1 (e) and (f)) of Schedule B shall cease to be "Permitted Liens"; and

                         (y) all Existing Liens specified in Section 3 of Schedule B shall cease to be "Permitted Liens", unless a request for cancellation of such Existing Lien has been filed by the Chargor with, and recorded by the Land Register in accordance with the terms of the Waiver Agreement, in which case the Existing Lien shall cease to be "Permitted Liens" after the 60th day following the Specified Date;

                         (ii) Liens in favor of the Secured Parties and/or the Administrative Agent pursuant to the Transaction Documents; and

                         (iii) Liens arising by mandatory provisions of applicable laws.

                  "PERMITTED TRANSFER" means any conveyance, sale, lease, transfer, license or disposition (each a "TRANSFER") by Chargor of:

                         (i)    inventory or upgrade or exchange of
         machinery, in either case, in the ordinary course of business and for usual and ordinary prices;

                                     3

                         (ii)   any assets in the ordinary course of
         business which are replaced by substitute assets acquired or leased; or

                         (iii) licenses and similar arrangements for the use of the property of Chargor in the ordinary course of business; or

                         (iv)   any assets for fair market value, provided
                                                                  --------
         that immediately after giving effect to each such Transfer, the fair market value (with respect to each such asset, determined on or about the date of the Transfer thereof) of all assets subject to Transfer pursuant to this clause (iv) would not exceed $350,000; or

                         (v) with prior written consent of the Secured Parties, not to be unreasonably withheld.

                  "SALE VALUE" means, with respect to any Collateral, the value thereof (expressed in U.S. Dollars) as proposed by the Administrative Agent and agreed to by the Chargor, provided that in
                                                            --------
         the event that the Chargor shall not have agreed to any such proposal within 5 days thereof, the value ascribed to the Collateral by the Chargor in its latest calculation of the value thereof (expressed in U.S. Dollars) for purposes of demonstrating that there is no Default under paragraph (xxi) of the defined term "Event of Default" contained in the Notes, to the extent agreed to by the Administrative Agent for purposes of determining "Sale Value", further provided that in the event that the Administrative
                 ------- --------
         Agent shall not agree to any such value ascribed thereto by the Chargor, the maximum value thereof (expressed in U.S. Dollars) determined by any independent valuation expert of recognized standing selected by the Administrative Agent using any reasonable method as would, in the reasonable judgment of such expert, allow for either of the following to occur, in accordance with the other terms and conditions of this Agreement, within no more than three months of the date such expert sends notice of the amount of such valuation to each of the Administrative Agent and the Chargor: (i) the sale or other disposition of such Collateral, or (ii) the entry by the Administrative Agent into an agreement with a reputable and financially sound third party for the purchase or assignment of such Collateral by such third party within no more than three months of the date of such agreement.

                  "TRADING DAY" means (i) a day on which the common stock of the Borrower, $0.01 par value per share, and any securities into which such common stock may hereafter be reclassified ("COMMON STOCK") is traded on a Trading Market (other than the OTC Bulletin Board), or (ii) if the Common Stock is not traded on a Trading Market, a day on which the Common Stock is traded in the over-the-counter market, as reported by the OTC Bulletin Board or the National Quotation Bureau Incorporated, or (iii) if the Common Stock is not traded on a Trading Market, a day on which the Common Stock is quoted in the over-the-counter market as reported by the National Quotation Bureau Incorporated (or any similar organization or agency succeeding to its functions of reporting prices); provided, that in the event that the Common Stock is not listed or quoted as set forth in (i), (ii) and (iii) hereof, then Trading Day shall mean any day except Saturday, Sunday and any day that is a federal legal holiday or a day on which banking


                                     4

         institutions in the State of New York are authorized or required by law or other governmental action to close.

                  "TRADING MARKET" means Nasdaq National Market, the OTC Bulletin Board or any of the New York Stock Exchange, the American Stock Exchange, the Nasdaq National Market or the Nasdaq SmallCap Market on which the Common Stock is then listed or quoted.

         (b) Terms used in this Agreement but not otherwise defined in this Agreement that are defined in the Loan Agreement shall have the respective meanings given such terms in the Loan Agreement as in effect on the date hereof and, by signing this Agreement, the Chargor acknowledges having received and reviewed a copy of the Loan Agreement.

                  2.     Grant of Security Interests. As an inducement for each
                         ---------------------------
Secured Party to enter into the transactions contemplated by the Transaction Documents and to secure the complete and timely payment, performance and discharge in full, as the case may be, of the Obligations owing to such
Secured Party, each Secured Party and the Chargor hereby create in favor of such Secured Party in accordance with Section 266 of the Civil Code a non-possessory floating security interest (each a "SECURITY INTEREST" and collectively the "SECURITY INTERESTS") in and to all of the assets of the Chargor associated with its carbon fiber operations (without specifying each tangible, intangible, movable, immovable asset or other assets or rights comprising such assets), whether now owned or hereafter created or acquired and wherever located (collectively, the "COLLATERAL"), except for any equipment or fixture acquired by the Chargor after the date hereof provided
                                                                   --------
that it does not constitute improvements or accessions on, additions to any
----
existing equipment and fixture set forth in Schedule C attached hereto.

                  3.     Registration of Security Interests. Each Security
                         ----------------------------------
Interest shall be created by its registration in the Charge Register. Each Security Interest shall be effective from the date of its registration or, in case of any Collateral acquired or created by the Chargor hereafter, from such time as the Chargor acquires the right of disposal over such Collateral, in each case until such time when that Collateral is disposed of in accordance with Section 266 of the Civil Code and the provisions of this Agreement. The Chargor shall, immediately after the Security Interests having come into effect, register in its accounting system and indicate in all of its financial reports the fact that the Security Interests are created over the Collateral.

                  4.     Ranking; Application for Registration. Each Security
                         -------------------------------------
Interest shall rank pari passu with each other Security Interest. The
Chargor and each Secured Party hereby request the notary public to register the first ranking Security Interests in the Charge Register over the Collateral by a single registration of (i) the Administrative Agent as a representative of the Secured Parties opposite to the heading
"chargeholder", (ii) the Aggregate Loan Amounts opposite to the heading "amount of the secured debt" and (iii), opposite to the heading "notes" a reference that each Security Interest on Collateral shall be several by indicating each Secured Party and the Obligation owing to such Secured
Party.

                  5.     Representations, Warranties, Covenants and Agreements
                         -----------------------------------------------------
of the Chargor. The Chargor represents and warrants to, and covenants and
--------------
agrees with, each of the Secured Parties as follows:

                                     5

                  (a) The Chargor has the requisite corporate power and authority to enter into this Agreement and to otherwise carry out its obligations thereunder. The execution, delivery and performance by the Chargor of this Agreement and the registration of the Security Interests in the Charge Register in accordance with this Agreement have been duly authorized by all necessary action on the part of the Chargor and no further action is required by the Chargor.

                  (b) The Chargor is the sole (and if required by law) registered owner of the Collateral, free and clear of all Liens (other than Permitted Liens), and is fully authorized to grant the Security Interests in and to pledge the Collateral. So long as this Agreement shall be in effect, the Chargor shall not enter into any charge agreement covering any portion of the Collateral (except for agreements constituting Permitted Liens or charge in favor of the Secured Parties) without the prior consent of the Administrative Agent.

                  (c) The Chargor has no place of business or offices where its respective books of account and records are kept (other than temporarily at the offices of its attorneys or accountants) or places where Collateral is stored or located, except as set forth on Schedule D attached hereto as
                                             ----------
inseparable part of this Agreement (the "CARBON FIBER SITES").

                  (d) The Chargor has no knowledge of any claim that any Security Interest or the Chargor's ownership of any Collateral or any interest therein violates the rights of any third party. There has been no adverse decision of which the Chargor is aware as to the Chargor's exclusive (or nonexclusive, as the case may be) rights to use the Collateral in any jurisdiction, and, to the knowledge of the Chargor there is no proceeding involving said rights pending or threatened before any court, judicial body, administrative or regulatory agency, arbitrator or other governmental authority.

                  (e) The Chargor shall at all times maintain its books of account and records relating to the Collateral at its principal place of business and its Collateral at the Carbon Fiber Sites and may not relocate such books of account and records and the Collateral unless it delivers to the Administrative Agent at least 30 days prior to such relocation (i) written notice of such relocation and the new location thereof (which must be within the United States or the Republic of Hungary) and (ii) evidence that appropriate steps have been taken to maintain in favor of each Secured Party a valid, perfected and continuing first priority lien in the Collateral, securing the Obligations owing to such Secured Party.

                  (f) Upon registration of the Security Interests in the Charge Register, this Agreement creates in favor of each Secured Party a valid and perfected first priority security interest in the Collateral. Except for the registration of the Security Interests in the Charge Register, no authorization or approval of or filing with or notice to any governmental authority or regulatory body is required either: (i) for the grant by the Chargor of, or the effectiveness of, the Security Interests granted hereby or for the execution, delivery and performance of this Agreement by the Chargor or (ii) for the perfection of or exercise by such Secured Party of its rights and remedies hereunder.

                  (g) The execution, delivery and performance of this Agreement does not conflict with or cause a breach or default, or an event that with or without the passage of time or notice, shall constitute a breach or default, under any agreement to which the Chargor is a party


                                     6

or by which the Chargor is bound. No consent (including, without limitation, from stock holders or creditors of the Chargor) is required for the Chargor to enter into and perform its obligations hereunder, other than consents already obtained by the Chargor.

                  (h) The Chargor shall at all times maintain the Security Interests provided for hereunder as valid and perfected first priority security interests in the Collateral in favor of each Secured Party and insure that such Security Interests remain senior to all existing and hereafter created security interests and Liens. The Chargor hereby agrees to defend the same against any and all persons.

                  (i) The Chargor shall promptly notify the Administrative Agent of the acquisition of any specific Collateral which may be charged by registration into specific registries other than the Charge Register, and execute and deliver all documents and generally perform any other action reasonably requested by the Administrative Agent which are necessary to create and register such specific non-possessory charge.

                  (j) Unless by operation of mandatory provisions of laws, the Chargor shall protect the Collateral and will not allow any material Collateral to be abandoned, forfeited or dedicated to the public without the prior written consent of the Administrative Agent. Except pursuant to
Section 15 hereof and other than Permitted Liens and Permitted Transfers, the Chargor will not transfer, pledge, hypothecate, encumber, license, sell or otherwise dispose of any of the Collateral without the prior written consent of the Administrative Agent.

                  (k) The Chargor shall keep the Collateral adequately insured in favor of the Administrative Agent (for the benefit of the Secured Parties), as its and/or their interest may appear, against all risks which are customary for Hungarian companies carrying out similar activities to insure.

                  (l) The Chargor shall maintain the Collateral in accordance with their intended purpose and Good Industry Practice so as to protect it from any material reduction in value and any and all material damages..

                  (m) The Chargor shall, within ten (10) days of obtaining knowledge thereof, advise the Administrative Agent, in sufficient detail, of any claim, event, physical or legal fact that may adversely impact any material portion of the Collateral, and shall take all action necessary to protect the Collateral.

                  (n) The Chargor shall promptly execute and deliver to the Secured Parties such further deeds, mortgages, assignments, security agreements or other instruments, documents, certificates and assurances and take such further action as necessary to perfect, protect or enforce any Security Interest.

                  (o) The Chargor shall permit the Administrative Agent and its representatives and agents, upon prior written notice by the Administrative Agent (acting upon instruction of any Secured Party), to monitor whether the Chargor operates its carbon fiber business in accordance with Good Industry Practice, including the right to enter the Chargor's premises to inspect the Collateral at any time during normal business hours, and to make copies of records pertaining to any material item of Collateral as may be reasonably requested by the Administrative Agent


                                     7

(acting upon instruction of any Secured Party) from time to time, all of which shall be at the sole cost and expense of (i) if an Event of Default shall have occurred and be continuing at the inception of such inspection, the Chargor, or (ii) in all other events, the Secured Party initiating such inspection.

                  (p) The Chargor shall promptly notify the Administrative Agent in reasonable detail upon becoming aware of any attachment, garnishment, execution or other legal process levied against any Collateral and of any other information received by the Chargor that reasonably would be expected to have an adverse impact on the Collateral as a whole, any Security Interest or the rights and remedies of the Secured Parties hereunder.

                  (q) The Chargor shall not use or permit any Collateral to be used unlawfully or in violation of any provision of this Agreement or any applicable statute, regulation or ordinance or any policy of insurance covering the Collateral where violation is reasonably likely to have a material adverse effect on the Secured Parties' rights in the Collateral or Secured Parties' ability to foreclose on the Collateral.

                  (r) The Chargor shall not cause or suffer to exist any Lien on the Collateral other than Permitted Liens without the prior written consent of the Administrative Agent.

                  (s) The Chargor shall notify the Administrative Agent of any change in the Chargor's name, identity, chief place of business, chief executive office or residence within 30 days of such change.

         6.       [Reserved]

         7.       [Reserved]

         8.       Rights and Remedies Upon Default. Upon the occurrence and
                  --------------------------------
during the continuation of any Event of Default and the delivery to the Borrower of an Event Notice, the Administrative Agent (on behalf of, and for the benefit of each Secured Party) shall become entitled to seek satisfaction from the Collateral on the third Trading Day following the date of delivery of the Event Notice and the Administrative Agent shall have the right to exercise all of the remedies conferred hereunder, under the Notes, and the Administrative Agent shall have all the rights and remedies of a secured creditor under the Civil Code. Without limitation, the Administrative Agent shall have the following rights and powers:

                  (a) The Administrative Agent shall have the right to seek satisfaction of all of the Obligations owing to the Secured Parties from the Collateral via court execution, as provided under Section 255 (1) of the Civil Code.

                  (b) The Administrative Agent shall have the right to assign, sell, or otherwise dispose of and deliver all or any part of the Collateral (or designate a person who officially deals with granting loans against security and/or organizing public sales to do so) as provided under Sections 257 and 258 of the Civil Code, at public or private sale or otherwise, for a purchase price not less than the Sale Value, in U.S. Dollars (or an equivalent amount in any other currency selected by the Administrative Agent), for cash or on credit or for future delivery, in such portion or portions and at such time or times within a maximum period of 15 months from the date of the


                                     8

Event Notice giving rise thereto, and at such place or places, and upon such terms and conditions as the Administrative Agent may deem commercially reasonable and as are in compliance with any applicable laws. Upon each such sale, assignment or other transfer of Collateral, the Administrative Agent and/or any Secured Party may purchase all or any part of the Collateral being sold, free from and discharged of all trusts, claims, right of redemption and equities of the Chargor, which are hereby waived and released.

                  (c) The Administrative Agent shall have the right to seek satisfaction from the Collateral in such other manner as shall be permitted by the applicable laws at time of exercising such right.

                  (d) The Administrative Agent may, in order to implement the assignment, sale or other disposition of any of the Collateral pursuant to this Section, execute and deliver (pursuant to the authority provided for in Section 13 on behalf of the Chargor one or more instruments of assignment of the Collateral in form suitable for filing, recording or registration in any jurisdictions as the Secured Parties may determine advisable.

         9.       Applications of Proceeds; Expenses. (a) The proceeds of any
                  ----------------------------------
such sale or other disposition of the Collateral hereunder shall be applied first, to the reasonable expenses of retaking, holding, storing, processing and preparing for sale, selling, and the like (including, without limitation, any taxes, fees and other costs incurred in connection therewith) of the Collateral, to the reasonable attorneys' fees and expenses incurred by the Administrative Agent and/or Secured Parties in enforcing its rights hereunder and in connection with collecting, storing (if applicable) and disposing of the Collateral, and then to satisfaction of the Obligations, and to the payment of any other amounts required by applicable law, after which the Secured Parties shall pay to the Chargor any surplus proceeds. If, upon the sale or other disposition of the Collateral, the proceeds thereof are insufficient to pay all amounts to which the Secured Parties are legally entitled, the Chargor will not be liable for the deficiency. To the extent permitted by applicable law, the Chargor waives all claims, damages and demands against the Secured Parties arising out of the repossession, removal, retention or sale of the Collateral, unless due to the gross negligence or willful misconduct of the Administrative Agent and/or Secured Parties.

                  (b) The Chargor agrees to pay all out-of-pocket fees, costs and expenses reasonably incurred in connection with the registration of the Security Interests in the Charge Register, including, without limitation, any partial releases and/or termination statements related thereto or any expenses of any searches reasonably required by the Administrative Agent. The Chargor shall also pay all other claims and charges (other than Permitted Liens) which in the reasonable opinion of the Administrative Agent and/or Secured Parties would reasonably be expected to prejudice, imperil or otherwise affect the Collateral or any Security Interest therein. The Chargor will also, upon demand, pay to the Administrative Agent and/or Secured Parties the amount of any and all reasonable expenses, including the reasonable fees and expenses of its counsel and of any experts and agents, which the Administrative Agent and/or Secured Parties may incur in connection with the inspection, custody or preservation of, or the sale of, collection from, or other realization upon, any of the Collateral.

                                     9


         10.      Responsibility for Collateral. The Chargor shall maintain and
                  -----------------------------
protect the Collateral as a whole and provide without delay, upon occurrence of any material adverse change in the value of the Collateral, adequate security for the Obligations.

         11.      Security Interests Absolute. In the event that at any time any
                  ---------------------------
transfer of any Collateral or any payment received by the Secured Parties hereunder shall be deemed by final order of a court of competent jurisdiction to have been a voidable preference or fraudulent conveyance under any applicable bankruptcy or insolvency laws, or shall be deemed to be otherwise due to any party other than the Secured Parties, then, in any such event, the Chargor's obligations hereunder shall survive, and shall not be discharged or satisfied by any prior payment thereof, but shall remain a valid and binding obligation enforceable in accordance with the terms and provisions hereof. The Chargor waives all right to require the Secured
Parties to proceed against any other person or to apply any Collateral which the Secured Parties may hold at any time, or to marshal assets, or to pursue any other remedy. The Chargor waives any defense arising by reason of the application of the statute of limitations to any obligation secured hereby.

         12.      Term of Security Interest. Each Security Interest shall
                  -------------------------
terminate on the date on which all payments under the respective Note have been made in full or otherwise converted pursuant to the terms thereof and the respective Obligations have been paid or discharged in full. Upon such termination, the respective Secured Party, at the request and at the expense of the Chargor, will join in executing any termination statement required for cancellation of the Security Interest from the Charge Register or otherwise evidencing termination of the Security Interest. The Chargor shall be responsible for filing such termination notice with the Charge Register.

         13.      Power of Attorney; Further Assurances. (a) The Chargor hereby
                  -------------------------------------
authorizes the Administrative Agent and each Secured Party, and their respective officers, agents, successors or assigns with full power of substitution, as the Chargor's true and lawful attorney-in-fact, with power, in the name of the Chargor, to, after the occurrence and during the continuance of an Event of Default, (i) endorse any notes, checks, drafts, money orders, or other instruments of payment (including payments payable under or in respect of any policy of insurance) in respect of the Collateral that may come into its possession; (ii) to sign and endorse any invoice, freight or express bill, bill of lading, storage or warehouse receipts, drafts against Chargor, assignments, verifications and notices in connection with accounts, and other documents relating to the Collateral; (iii) to pay or discharge taxes, liens, security interests or other encumbrances at any time levied or placed on or threatened against the Collateral; (iv) to demand, collect, receipt for, compromise, settle and sue for monies due in respect of the Collateral; and (v) generally, to do, at the option of such Secured Party or the Administrative Agent, as the case may be, and at the Chargor's expense, at any time, or from time to time, all acts and things which such Secured Party or the Administrative Agent, as the case may be, deems necessary to protect, preserve and realize upon the Collateral and the Security Interests granted therein, in order to effect the intent of this Agreement and the Notes, all as fully and effectually as the Chargor might or could do; and the Chargor hereby ratifies all that said attorney shall lawfully do or cause to be done by virtue hereof.

                  (b) On a continuing basis, the Chargor will make, execute, acknowledge, deliver, file and record, as the case may be, with the Charge Register all such instruments, and


                                     10


take all such action as necessary to perfect any Security Interest granted hereunder and otherwise to carry out the intent and purposes of this Agreement, or for assuring and confirming to the Secured Parties the grant or perfection of a first priority security interest in all the Collateral.

                  (c) The Chargor hereby appoints each Secured Party and the Administrative Agent as the Chargor's attorney-in-fact, with full authority in the place and stead of the Chargor and in the name of the Chargor, from time to time to file with the Charge Register, any amendments of the data recorded in the Charge Register with respect the Security Interest.

         14.      Administrative Agent. The Administrative Agent shall give
                  --------------------
prompt notice to each Secured Party of each notice or request required or permitted to be given to the Administrative Agent by the Chargor pursuant to the terms of this Agreement. The Administrative Agent will distribute to each Secured Party each instrument and other agreement received for its account and copies of all other communications received by the Administrative Agent from the Chargor for distribution to the Secured Parties by the Administrative Agent in accordance with the terms of this Agreement. Notwithstanding anything herein contained to the contrary, all notices to and communications with the Chargor under this Agreement shall be effected by the Secured Party through the Administrative Agent.

         15.      Conditions for Sale of Collateral by Chargor. The Chargor
                  --------------------------------------------
shall be entitled to sell all or a portion of the Collateral to an unaffiliated purchaser for a net purchase price which is equal to or greater than the fair market value of such Collateral (the "PURCHASE PRICE") if such purchaser shall deliver the Purchase Price to the Secured Parties (on a pro-rata basis) in payment of the Borrower Prepayment Amount (as defined in the Notes) for the prepayment of such portion of the outstanding principal amount of Notes held by the Secured Parties for which such Borrower
Prepayment Amount shall apply. Upon the Secured Parties' unconditional receipt of the Purchase Price, the Secured Parties' liens in any item of Collateral that is subject of the foregoing sale shall automatically terminate and the Secured Parties shall cooperate with the Chargor in making the filing with the Charge Register in order to evidence such termination. Notwithstanding anything herein to the contrary, if, as a result of a potential sale of Collateral pursuant to the immediately preceding sentence, there shall remain an outstanding principal amount of Notes (including accrued interest thereon) then held by the Secured Parties, then such sale shall only be permitted if it would result in the receipt by the Secured Parties of a Borrower Prepayment Amount sufficient to prepay no less than 50% of the outstanding principal balance of the Notes.

         16.      Notices. Any and all notices or other communications or
                  -------
deliveries hereunder (including without limitation any Event Notice) shall be in writing and shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section prior to 12:00 p.m. (New York City time) on a Trading Day, (ii) the next Trading Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section on a day that is not a Trading Day or later than 12:00 p.m. (New York City time) on any Trading Day, (iii) the Trading Day following the date of mailing, if sent by nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given, in each case if delivered to the following addresses:

                                     11

If to the Borrower (this address being set forth solely for the purposes of evidencing the date of deemed receipt by the Borrower of an Event Notice in the application of Section 8 hereunder):

                           Zoltek Companies, Inc.
                           3101 McKelvey Rd.
                           St. Louis, Missouri 63044
                           Facsimile No.:  (314) 291-9082
                           Attention: Chief Financial Officer

If to the Chargor:         Zoltek Vegyipari Reszvenytarsasag
                           H-2537 Nyergesujfalu
                           Varga Jozsef ter 1.
                           Hungary
                           Facsimile No.: +36 33 536 150
                           Attn: Gyorgy Bakos, Chief Financial Officer

     With a copy to:       Thompson Coburn LLP
                           One US Bank Plaza
                           St. Louis, Missouri  63101
                           Facsimile No.:  (314) 552-7000
                           Attn: Thomas A. Litz, Esq.

                                    and

                           Zoltek Companies, Inc.
                           3101 McKelvey Rd.
                           St. Louis, Missouri 63044
                           Facsimile No.:  (314) 291-9082
                           Attention:  Chief Financial Officer

If to any
Secured Party:        To the address set forth under such Secured Party's name
                      on its signature page hereto.

If to the
Administrative
Agent: To the address set forth under the Administrative Agent's name on its signature page hereto.

         17.      Other Security. To the extent that the Obligations are now or
                  --------------
hereafter secured by property other than the Collateral or by the guarantee, endorsement or property of any other person, firm, corporation or other entity, then the Secured Parties shall have the right, in their sole discretion, to pursue, relinquish, subordinate, modify or take any other action with respect thereto, without in any way modifying or affecting any of the Secured Parties' rights and remedies hereunder.

                                     12

         18.      Miscellaneous. (a) No course of dealing between the Chargor
                  -------------
and the Administrative Agent or any Secured Party, nor any failure to exercise, nor any delay in exercising, on the part of the Administrative Agent or any Secured Party, any right, power or privilege hereunder, under the Notes or under this Agreement shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or thereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

                  (b) All of the rights and remedies of the Administrative Agent and the Secured Parties with respect to the Collateral, whether established hereby, by the Notes or by any other agreements, instruments or documents or by law shall be cumulative and may be exercised singly or concurrently.

                  (c) This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and is intended to supersede all prior negotiations, understandings and agreements with respect thereto. Except as specifically set forth in this Agreement, no provision of this Agreement may be modified or amended except by a written agreement signed by the parties hereto.

                  (d) In the event that any provision of this Agreement is held to be invalid, prohibited or unenforceable in any jurisdiction for any reason, unless such provision is narrowed by judicial construction, this Agreement shall, as to such jurisdiction, be construed as if such invalid, prohibited or unenforceable provision had been more narrowly drawn so as not to be invalid, prohibited or unenforceable. If, notwithstanding the foregoing, any provision of this Agreement is held to be invalid, prohibited or unenforceable in any jurisdiction, such provision, as to such jurisdiction, shall be ineffective to the extent of such invalidity, prohibition or unenforceability without invalidating the remaining portion of such provision or the other provisions of this Agreement and without affecting the validity or enforceability of such provision or the other provisions of this Agreement in any other jurisdiction.

                  (e) The Administrative Agent and each Secured Party agree that neither this Agreement nor any provision hereof may be waived, amended, supplemented or otherwise modified by the Administrative Agent or such Secured Party except in accordance with the terms of Section 8.4 of the Loan Agreement.

                  (f) This Agreement shall be binding upon and inure to the benefit of each party hereto and its successors and assigns.

                  (g) Each party shall take such further action and execute and deliver such further documents as may be necessary or appropriate in order to carry out the provisions and purposes of this Agreement.

                  (h) This Agreement shall be construed in accordance with the laws of the Republic of Hungary. The parties hereto irrevocably agree that the Hungarian courts shall have jurisdiction to settle any dispute, suit, action or proceedings which may arise out of or in connection with this Agreement.

                                     13

                  (i) This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and, all of which taken together shall constitute one and the same Agreement. In the event that any signature is delivered by facsimile transmission, such signature shall create a valid binding obligation of the party executing (or on whose behalf such signature is executed) the same with the same force and effect as if such facsimile signature were the original thereof.


                                     14


         IN WITNESS WHEREOF, the parties hereto have caused this Security Agreement to be duly executed on the day and year first above written.

                                ZOLTEK VEGYIPARI
                                RESZVENYTARSASAG

                                By:
                                   -------------------------------
                                   Name:
                                   Title:



                                     15


         IN WITNESS WHEREOF, the parties hereto have caused this Security Agreement to be duly executed on the day and year first above written.

                                OMICRON MASTER TRUST, as Administrative Agent

                                By:
                                   -------------------------------
                                   Name:
                                   Title:

                                U.S. Federal Tax Identification No.


                                Address for Notice:

                                     16


         IN WITNESS WHEREOF, the parties hereto have caused this Security Agreement to be duly executed on the day and year first above written.

                                [SECURED PARTY]

                                By:
                                   -------------------------------
                                   Name:
                                   Title:

                                U.S. Federal Tax Identification No.:


                                Registered Office:


                                Address for Notice:



                                [SECURED PARTY]

                                By:
                                   -------------------------------
                                   Name:
                                   Title:

                                U.S. Federal Tax Identification No.:


                                Registered Office:


                                Address for Notice:

                                     17